Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RALLY SOFTWARE DEVELOPMENT CORP.

RALLY SOFTWARE DEVELOPMENT CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

ONE:                                                                The name of the Corporation is Rally Software Development Corp.

TWO:                                                            The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is July 12, 2001.  The Corporation was originally incorporated under the name F4 Technologies, Inc.

THREE:                                              The Certificate of Incorporation of this company is hereby amended and restated in its entirety to read as follows:

I.

The name of this company is Rally Software Development Corp. (the “Company” or the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is sixty four million six hundred seventy one thousand two hundred seventy one (64,671,271) shares, fifty million (50,000,000) shares of which shall be Common Stock (the “Common Stock”) and fourteen million six hundred seventy one thousand two hundred seventy one (14,671,271) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

B.                                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together on an as-if-converted basis) irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.                                    Three million four hundred nine thousand nine hundred seventy seven (3,409,977) of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), two million eight hundred eighty two thousand sixty two (2,882,062) of the of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), four million five hundred thirty one thousand two hundred ninety one (4,531,291) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), two million two hundred forty seven thousand nine hundred forty one (2,247,941) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”) and one million six hundred thousand (1,600,000) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”, and collectively with the Series A-1 Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, the “Series Preferred”).

D.                                    Effective upon the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware:

1.                                      Each two-and-one-half (2.5) shares of Common Stock, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Common Stock, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Common Stock (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares. For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors (the “Board”).

2.                                      Each two-and-one-half (2.5) shares of Series A-1 Preferred, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series A-1 Preferred, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Series A-1 Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series A-1 Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

3.                                      Each two-and-one-half (2.5) shares of Series B Preferred, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series B Preferred, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Series B Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series B Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

4.                                      Each two-and-one-half (2.5) shares of Series C Preferred, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series C Preferred, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Series C Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series C Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

5.                                      Each two-and-one-half (2.5) shares of Series D Preferred, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series D Preferred, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Series D Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series D Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

6.                                      Each two-and-one-half (2.5) shares of Series E Preferred, par value of one-hundredth of one cent ($0.0001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, be combined and converted into one (1) share of Series E Preferred, par value of one-hundredth of one cent ($0.0001) per share, of the Company.  All shares of Series E Preferred (including fractions thereof) held by a holder thereof shall be aggregated into the maximum number of resulting whole shares.  For any remaining fraction of a share, the Company shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Series E Preferred (after giving effect to the foregoing reverse stock split) as determined by the Board.

E.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Holders of Series E Preferred, in preference to the holders of Series D Preferred, Junior Preferred Stock and Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the Series E Original Issue Price (as defined below) per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Restated Certificate (the “Filing Date”)). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b)                                 After payment in full of the dividends set forth in Section 1(a), holders of Series D Preferred, in preference to the holders of Junior Preferred Stock and Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the Series D Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(c)                                  After payment in full of the dividends set forth in Sections 1(a) and 1(b), holders of Junior Preferred Stock and Common Stock and any other class or series of Preferred Stock, shall be entitled to receive, on a pari passu basis, when and as declared by the Board, but only out of funds that are legally available therefor, cash or stock dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Junior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(d)                                 After the Filing Date, the “Series A-1 Original Issue Price” shall be $2.50, the “Series B Original Issue Price” shall be $2.815, the “Series C Original Issue Price” shall be $3.7725, the “Series D Original Issue Price” shall be $7.1175 and the “Series E Original Issue Price” shall be $12.875 (each an “Original Issue Price”).

(e)                                  So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a), 1(b) and 1(c) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i)                                    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

(ii)                                acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; provided that such repurchase has been approved by the Company’s Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below.

(f)                                   In the event dividends are paid on any share of Common Stock, the Company shall, at the same time, pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(g)                                 The provisions of Sections 1(e) and 1(f) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below.

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)                                 Separate Vote of Series Preferred.  For so long as at least 100,000 shares of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding Series Preferred voting together as a single class on an as-converted basis (the “Required Holders”) shall be necessary for effecting or validating the following actions (whether by way of a merger, consolidation or otherwise):

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(iii)                            Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iv)                             Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into, exchangeable for or exercisable for equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, conversion, liquidation preference, voting or dividends, including by way of merger, consolidation or otherwise;

(v)                                 Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (other than (a) acquisitions of Common Stock by the Company permitted by Section 1(e) hereof, or (b) purchases involving consideration under $100,000 that are approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) below);

(vi)                             The consummation of any Liquidation Event;

(vii)                         Any action that results in the payment, declaration or setting aside of a dividend on any shares of Common Stock or Preferred Stock;

(viii)                     Any action that results in the Company incurring debt in excess of $500,000 in the aggregate;

(ix)                             Any issuance of securities of any subsidiary of the Company other than to the Company;

(x)                                 Any voluntary dissolution or liquidation of the Company;

(xi)                             Any increase or decrease in the authorized number of members of the Board; or

(xii)                         Permit any direct or indirect subsidiary of the Company to consummate or agree to consummate any of the actions contemplated by this Section 2(b).

(c)                                  Separate Vote of Series E Preferred.  For so long as at least 100,000 shares of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series E Preferred voting together as a single class on an as-converted basis shall be necessary for effecting or validating the following actions (whether by way of a merger, consolidation or otherwise):

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series E Preferred;

(iii)                            Any increase or decrease in the authorized number of shares of Series E Preferred;

(iv)                             Amend, terminate or waive (either (A) in whole or in part, or (B) retroactively or prospectively) Section 2(c) of this Article IV(D).

(v)                                 Permit any direct or indirect subsidiary of the Company to consummate or agree to consummate any of the actions contemplated by this Section 2(c).

(d)                                 Separate Vote of Series D Preferred.  For so long as at least 100,000 shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-five percent (55%) of the outstanding Series D Preferred voting together as a single class on an as-converted basis shall be necessary for effecting or validating the following actions:

(i)                                    Any amendment, alteration, repeal or waiver of any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred (including by way of a merger, consolidation or otherwise);

(ii)                                Any action or event, including, without limitation, those set forth in the immediately preceding subsection (i), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series D Preferred; or

(iii)                            Any increase or decrease in the authorized number of shares of Series D Preferred.

(e)                                  Election of Board of Directors.

(i)                                    The holders of Series Preferred, voting as a separate class, shall be entitled to elect four (4) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(ii)                                the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(iii)                            the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.                                      LIQUIDATION, ASSET TRANSFER OR ACQUISITION RIGHTS.

(a)                                 Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the Series D Preferred or the Junior Preferred Stock (as defined below), the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series E Preferred held by them, an amount per share of Series E Preferred equal to the Series E Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), plus all declared and unpaid dividends on the Series E Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series E Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a).

(b)                                 After payment of the full liquidation preference of the Series E Preferred as set forth in Section 3(a) above and before any distribution or payment shall be made to the holders of any Common Stock or the Junior Preferred Stock, the holders of Series D Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such Liquidation Event, for each share of Series D Preferred held by them, an amount per share of Series D Preferred equal to the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), plus all declared and unpaid dividends on the Series D Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series D Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(b).

(c)                                  After payment of the full liquidation preference of the Series E Preferred as set forth in Section 3(a) above and the Series D Preferred as set forth in Section 3(b) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Series C Preferred, the Series B Preferred and the Series A-1 Preferred (together, the “Junior Preferred Stock”), on a pari passu basis, for each share of Junior Preferred Stock held by them, (i) in the case of the Series C Preferred, an amount per share of Series C Preferred equal to the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), plus all declared and unpaid dividends on the Series C Preferred, (ii) in the case of the Series B Preferred, an amount per share of Series B Preferred equal to the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), plus all declared and unpaid dividends on the Series B Preferred, and (iii) in the case of the Series A-1 Preferred, an amount per share of Series A-1 Preferred equal to the Series A-1 Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date), plus all declared and unpaid dividends on the Series A-1 Preferred.  If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Junior Preferred Stock of the liquidation preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Junior Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(c).

(d)                                 After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a), 3(b) and 3(c) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

(e)                                  For the purposes of this Section 3: (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(f)                                   In the event of any Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is payable to the stockholders of the Company subject to the Company’s achievement of certain earn-outs, performance-based milestones or other contingent or conditional payments related to the future performance or operations of the Company, the definitive agreement with respect to such liquidation, dissolution or winding up of the Company shall provide that (i) the portion of such consideration that is not subject to achievement of any such conditions or milestones (the “Initial Consideration”) shall be allocated among the stockholders of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d)  as if the Initial Consideration were the only consideration payable in connection with such liquidation, dissolution or winding up of the Company and (ii) any additional consideration which becomes payable to the stockholders of the Company upon achievement of any such conditions or milestones shall be allocated among the stockholders of the Company in accordance with Sections 3(a), 3(b), 3(c) and 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(g)                                 In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(i)                                    Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)       If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)       If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C)       If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least fifty-five percent (55%) of the voting power of all then outstanding shares of Series Preferred.

(ii)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least fifty-five percent (55%) of the voting power of all then outstanding shares of such Series Preferred.

(iii)                            The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(h)                                 In the event the requirements of this Section 3 are not complied with, this corporation shall forthwith either:

(i)                                    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(ii)                                cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(k) hereof.

(i)                                    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock.  If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(j)                                    The Company shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Company shall thereafter give such holders prompt notice of any material changes.  The Liquidation Event shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

4.                                      CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

(b)                                 Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Series A-1 Preferred (the “Series A-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series A-1 Original Issue Price by the “Series A-1 Preferred Conversion Price,” calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series D Preferred (the “Series D Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series D Original Issue Price by the “Series D Preferred Conversion Price,” calculated as provided in Section 4(c).  The conversion rate in effect at any time for conversion of the Series E Preferred (the “Series E Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series E Original Issue Price by the “Series E Preferred Conversion Price,” calculated as provided in Section 4(c)

(c)                                  Series Preferred Conversion Price.  The conversion price for the Series A-1 Preferred shall initially be the Series A-1 Original Issue Price (the “Series A-1 Preferred Conversion Price”).  The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Preferred Conversion Price”).  The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Preferred Conversion Price”).  The conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the “Series D Preferred Conversion Price”).  The conversion price of the Series E Preferred shall initially be the Series E Original Issue Price (the “Series E Preferred Conversion Price”, and, together with the Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Conversion Price and the Series D Conversion Price, the “Series Preferred Conversion Prices”).  Such initial Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4.  All references to the Series Preferred Conversion Prices herein shall mean the Series Preferred Conversion Prices as so adjusted.

(d)                                 Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, or an affidavit of loss, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the conversion may, at the option of any holder tendering such Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time after the Filing Date the Company effects a split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock on an as-if converted to Common Stock basis, the Series Preferred Conversion Prices that are then in effect shall be decreased as of the time of such issuance, as provided below:

(i)                                    Each Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issued or issuable (including shares of Common Stock issued or issuable upon exercise of any outstanding securities convertible into, or exchangeable for, shares of, Common Stock) in payment of such dividend or distribution.

(ii)                                If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Prices shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Prices shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time after the Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4 or in Section 3), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below the Applicable Series Preferred Conversion Price.

(i)                                    If at any time or from time to time after the Filing Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A-1 Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Preferred Conversion Price and/or the Series E Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, the Series D Preferred Conversion Price and/or Series E Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction:

(A)                               the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable, and

(B)                               the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock that could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)                                No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one tenth of one cent per share. Any adjustment required by this Section 4(h) shall be rounded to the nearest one cent $0.001 per share. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

(iii)                            For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)                             For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or Series E Preferred Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the Series Preferred Conversion Prices, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price(s) as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price(s) which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)                                 Notwithstanding any other provisions of this Section 4(h), except to the limited extent provided for in Section 4(h)(iv), no adjustment of the Series Preferred Conversion Prices pursuant to this Section 4(h) shall have the effect of increasing any such Series Preferred Conversion Price above the applicable Series Preferred Conversion Price in effect immediately prior to such adjustment.

(vi)                             For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock issued upon conversion of the Series Preferred;

(B)                               shares of Common Stock or Convertible Securities issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary for the primary purpose of soliciting or retaining their services and pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(C)                               shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than primarily cash pursuant to a merger, consolidation, acquisition, strategic transaction (including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements) or similar business combination approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(E)                               shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution, provided such issuances are for other than primarily equity financing purposes and are approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above;

(F)                                shares of Common Stock issued in connection with any stock split, reverse stock split, stock dividend, reclassification or similar non-economic event by the Company;

(G)                              shares issued pursuant to an effective registration statement under the Securities Act in connection with a Qualified Public Offering (as defined below); and

(H)                              shares with respect to which the holders of at least fifty-five percent (55%) of the outstanding shares of Series Preferred (including a majority of the Series C Preferred, at least fifty-five percent (55%) of the Series D Preferred and at least sixty percent (60%) of the Series E Preferred), voting together on an as-converted basis, have waived the anti-dilution rights provided for in this Section 4(h); and

(I)                                   any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided, however, that the issuance of shares therein has been approved by the Board, including at least three of the persons then serving as the representatives of the Series Preferred pursuant to Section 2(d)(i) above.

References to Common Stock in the subsections of this clause (vi) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock.

(vii)                         In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance pursuant to the same instruments as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                                    Other Distributions.  In the event the Company shall declare, after the Filing Date, a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Section 4, then, in each such case for the purpose of this Section 4, the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(j)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A-1 Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, Series D Preferred Conversion Price or the Series E Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, if the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable.

(k)                                 Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) a Liquidation Event (as defined in Section 3) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Required Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, recapitalization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l)                                    Automatic Conversion.

(i)                                    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least fifty-five percent (55%) of the Series Preferred; provided that if the conversion is in conjunction with a Liquidation Event and if the proceeds of such Liquidation Event to the holders of Series E Preferred as holders of Common Stock (i.e., after giving effect to such conversion pursuant to this subsection (i)) would be less in aggregate than the proceeds of such Liquidation Event to holders of Series E Preferred as holders of Series E Preferred (i.e., assuming no such conversion pursuant to this subsection (i)), then the Series E Preferred Conversion Price applicable to such conversion pursuant to this subsection (i) shall be automatically adjusted to the conversion price that causes holders of Series E Preferred being converted into Common Stock pursuant to this subsection (i) to receive in such conversion that number of shares of Common Stock in the applicable Liquidation Event that is equal to the number of shares that would have been distributed to the holders of Series E Preferred pursuant to Sections 3(a) and 3(d) with respect to such Liquidation Event had such conversion to Common Stock pursuant to this subsection (i) not occurred, (B) immediately upon the closing on or prior to June 30, 2013 of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 or (C) immediately upon the closing on or after July 1, 2013 of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $16.475 (as adjusted for stock splits, dividends, recapitalizations and the like after the Filing Date), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 (the transactions contemplated by the foregoing clauses (B) and (C) of this sentence, each a “Qualified Public Offering”).  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)                                Upon the occurrence of either of the events specified in Section 4(l)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(m)                             Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(n)                                 Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)                                 Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)                                 Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q)                                 No Dilution or Impairment.  Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5.                                      NO REISSUANCE OF SERIES PREFERRED.  No shares or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A.                                    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.  To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which the DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders, and others.

B.                                    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.                                    Subject to the terms herein, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, the affirmative vote of the holders of at least fifty-five percent (55%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.                                    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

FOUR:  This Restated Certificate has been duly approved by the Board of the Company.

FIVE:  This Restated Certificate was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.  This Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, Rally Software Development Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 1st day of April, 2013.

RALLY SOFTWARE DEVELOPMENT CORP.

Signature:	/s/Timothy A. Miller
Timothy A. Miller
President and Chief Executive Officer

SIGNATURE PAGE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION